                                                    EXHIBIT 4.7





            --------------------------------------

           PREFERRED SECURITIES GUARANTEE AGREEMENT

                 NATIONAL CITY BANCSHARES, INC.
                         (as Guarantor)

                              and

                    WILMINGTON TRUST COMPANY
                (as Preferred Guarantee Trustee)


             DATED AS OF _______________ ____, 1998

            --------------------------------------

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                       TABLE OF CONTENTS

1.   Definitions And Interpretation. . . . . . . . . . . . . .  1
     1.1 Definitions and Interpretations . . . . . . . . . . .  1

2.   Trust Indenture Act.. . . . . . . . . . . . . . . . . . .  5
     2.1  Trust Indenture Act; Application.  . . . . . . . . .  5
     2.2  Lists of Holders of Securities . . . . . . . . . . .  5
     2.3  Reports by the Preferred Guarantee Trustee . . . . .  5
     2.4  Periodic Reports to Preferred Guarantee Trustee. . .  6
     2.5  Evidence of Compliance with Conditions Precedent.. .  6
     2.6  Events of Default; Waiver. . . . . . . . . . . . . .  6
     2.7  Event of Default; Notice . . . . . . . . . . . . . .  6
     2.8  Conflicting Interests. . . . . . . . . . . . . . . .  6

3.   Powers, Duties And Rights Of Preferred Guarantee Trustee.  7
     3.1  Powers and Duties of the Preferred Guarantee
          Trustee. . . . . . . . . . . . . . . . . . . . . . .  7
     3.2  Certain Rights of Preferred Guarantee Trustee. . . .  9
     3.3  Not Responsible for Recitals or Issuance of
          Guarantee. . . . . . . . . . . . . . . . . . . . . . 11

4.   Preferred Guarantee Trustee.. . . . . . . . . . . . . . . 11
     4.1  Preferred Guarantee Trustee; Eligibility.. . . . . . 11
     4.2  Appointment, Removal and Resignation of Preferred
          Guarantee Trustee. . . . . . . . . . . . . . . . . . 12

5.   Guarantee . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.1  Guarantee. . . . . . . . . . . . . . . . . . . . . . 13
     5.2  Waiver of Notice and Demand. . . . . . . . . . . . . 13
     5.3  Obligations Not Affected . . . . . . . . . . . . . . 13
     5.4  Rights of Holders. . . . . . . . . . . . . . . . . . 14
     5.5  Guarantee of Payment . . . . . . . . . . . . . . . . 14
     5.6  Subrogation. . . . . . . . . . . . . . . . . . . . . 14
     5.7  Independent Obligations. . . . . . . . . . . . . . . 15

6.   Limitation Of Transactions; Subordination . . . . . . . . 15
     6.1  Limitation of Transactions . . . . . . . . . . . . . 15
     6.2  Ranking. . . . . . . . . . . . . . . . . . . . . . . 15

7.   Termination . . . . . . . . . . . . . . . . . . . . . . . 15
     7.1  Termination. . . . . . . . . . . . . . . . . . . . . 15

8.   Indemnification . . . . . . . . . . . . . . . . . . . . . 16
     8.1  Exculpation. . . . . . . . . . . . . . . . . . . . . 16
     8.2  Indemnification. . . . . . . . . . . . . . . . . . . 16

                                      -i-
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9.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 16
     9.1  Successors and Assigns . . . . . . . . . . . . . . . 16
     9.2  Amendments . . . . . . . . . . . . . . . . . . . . . 16
     9.3  Notices. . . . . . . . . . . . . . . . . . . . . . . 17
     9.4  Benefit. . . . . . . . . . . . . . . . . . . . . . . 17
     9.5  Governing Law. . . . . . . . . . . . . . . . . . . . 17

                       TRUST INDENTURE ACT
                      CROSS-REFERENCE TABLE
Section of Trust Indenture
Act of 1939, Amended              Section of Guarantee Agreement

310(a) . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1(a)
310(b) . . . . . . . . . . . . . . . . . . . . . . . .2.8, 4.1(c)
310(c) . . . . . . . . . . . . . . . . . . . . . . Not Applicable
311(a) . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2(b)
311(b) . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2(b)
311(c) . . . . . . . . . . . . . . . . . . . . . . Not Applicable
312(a) . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2(a)
312(b) . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2(b)
313. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.3
314(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.4
314(b) . . . . . . . . . . . . . . . . . . . . . . Not Applicable
314(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.5
314(d) . . . . . . . . . . . . . . . . . . . . . . Not Applicable
314(e) . . . . . . . . . . . . . . . . . . . . . . 1.1, 2.5, 3.2
314(f) . . . . . . . . . . . . . . . . . . . . . . . . .2.1, 3.2
315(a) . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(d)
315(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.7
315(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1
315(d) . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(d)
316(a) . . . . . . . . . . . . . . . . . . . . . . . . .1.1, 5.4
316(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.4
316(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.2
317(a) . . . . . . . . . . . . . . . . . . . . .  Not Applicable
317(b) . . . . . . . . . . . . . . . . . . . . .  Not Applicable
318(a) . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1(b)
318(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1
318(c) . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1(a)

NOTE: This reconciliation shall not for any purpose be deemed to be part of the Guarantee Agreement.

                                      -ii-
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             PREFERRED SECURITIES GUARANTEE AGREEMENT

          This Preferred Securities Guarantee Agreement (the "Preferred Securities Guarantee"), dated as of _______________ ____, 1998, is executed by and between National City Bancshares, Inc. (the "Guarantor"), an Indiana corporation, and Wilmington Trust Company, a Delaware banking corporation, as trustee (the "Preferred Guarantee Trustee"), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of NCBE Capital Trust I ("NCBE Trust"), a Delaware statutory business trust.

                            RECITALS:

          A. Whereas, pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement"), dated as of ________ __, 1998, among the trustees of NCBE Trust named therein, the Guarantor, as sponsor, and the holders from time to time of undivided beneficial interests in the assets of NCBE Trust, NCBE Trust is issuing on the date hereof ________ preferred securities, having an aggregate liquidation amount of $______________, designated the _____% Cumulative Trust Preferred Securities (the "Preferred Securities") and having the terms set forth in the Trust Agreement;

          B. Whereas, as incentive for the Holders to purchase the Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Preferred Securities Guarantee, to pay to the Holders of the Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

                            AGREEMENT:

          NOW, THEREFORE, the parties hereby agree as follows: in consideration of the purchase by each Holder of Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Preferred Securities Guarantee for the benefit of the Holders.

          1.   DEFINITIONS AND INTERPRETATION.

               1.1 DEFINITIONS AND INTERPRETATIONS.

          (a) In this Preferred Securities Guarantee, unless the context otherwise requires:

               (1) Capitalized terms used in this Preferred Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;

               (2) a term defined anywhere in this Preferred Securities Guarantee has the same meaning throughout;

               (3) all references to "the Preferred Securities Guarantee" or "this Preferred Securities Guarantee" are to this Preferred Securities Guarantee as modified, supplemented or amended from time to time;

               (4) all references in this Preferred Securities Guarantee to Sections are to Sections of this Preferred Securities Guarantee, unless otherwise specified;

               (5) a term defined in the Trust Indenture Act has the same meaning when used in this Preferred Securities Guarantee, unless otherwise defined in this Preferred Securities Guarantee or unless the context otherwise requires; and

               (6) a reference to the singular includes the plural and vice versa.

          (b) "Additional Senior Obligations" has the same meaning as given to that term in the Indenture.

          (c) "Affiliate" means, with respect to a specified Person, (i) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities or other ownership interests of the specified Person, (ii) any Person 10% or more of whose outstanding voting securities or other ownership interests are directly or indirectly owned, controlled or held with power to vote by the specified Person, (iii) any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, (iv) a partnership in which the specified Person is a general partner, (v) any officer or director of the specified Person, and (vi) if the specified Person is an individual, any entity of which the specified Person is an officer, director or general partner.

          (d) "Business Day" means any day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, or (c) a day on which the Corporate Trust Office of the Property Trustee (as defined in the Trust Agreement) or the Corporate Trust Office of the Debenture Trustee is closed for business.

               (e) "Corporate Trust Office" means the office of the Preferred Guarantee Trustee at which the corporate trust business of the Preferred Guarantee Trustee shall, at any particular time, be principally administered, which office at the date of execution of this Agreement is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware, 19890-0001, Attn: Corporate Trust Administration.

          (f) "Covered Person" means any Holder or beneficial owner of Preferred Securities.

          (g) "Debentures" means the series of subordinated debt securities of the Guarantor designated the ___% Subordinated Debentures due 2028 issued pursuant to the Indenture.

          (h) "Event of Default" means a default by the Guarantor on any of its payment or other obligations under this Preferred Securities Guarantee.

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          (i)  "Guarantee Payments" means the following payments or
     distributions without duplication, with respect to the Preferred Securities, to the extent not paid or made by NCBE Trust: (i) any accumulated and unpaid Distributions (as defined in the Trust Agreement) that are required to be paid on such Preferred Securities to the extent NCBE Trust shall have funds legally and immediately available therefor, (ii) the redemption price, including all accumulated and unpaid Distributions to the date of redemption (the "Redemption Price") to the extent NCBE Trust has funds legally and immediately available therefor, with respect to any Preferred Securities called for redemption by NCBE Trust, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of NCBE Trust (other than in connection with the distribution of Debentures to the Holders in exchange for Preferred Securities as provided in the Trust Agreement), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Preferred Securities to the date of payment, to the extent NCBE Trust shall have funds legally and immediately available therefor and (b) the amount of assets of NCBE Trust remaining available for distribution to Holders in liquidation of NCBE Trust (in either case, the "Liquidation Distribution").

          (j) "Holder" shall mean any holder, as registered on the books and records of NCBE Trust of any Preferred Securities; provided, however, that, in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any Affiliate of the Guarantor.

          (k) "Indemnified Person" means the Preferred Guarantee Trustee, any Affiliate of the Preferred Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Preferred Guarantee Trustee.

          (l) "Indenture" means the Indenture dated as of ______________, 1998 between the Guarantor (the "Debenture Issuer") and Wilmington Trust Company, as trustee, and any indenture supplemental thereto pursuant to which certain subordinated debt securities of the Debenture Issuer are to be issued to the Property Trustee of NCBE Trust.

          (m) "Majority in liquidation amount of the Preferred Securities" means, except as provided by the Trust Indenture Act, Preferred Securities representing more than 50% of the liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all Preferred Securities.

          (n) "Officers' Certificate" means, with respect to any Person, a certificate signed by two authorized officers of such Person. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Preferred Securities Guarantee shall include:

                    (1) a statement that each officer signing the Officers' Certificate has read the covenant or condition and the definition relating thereto;

                   (2) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers' Certificate;

                   (3) a statement that each such officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                   (4) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

               (o) "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

          (p) "Preferred Guarantee Trustee" means Wilmington Trust Company, until a Successor Preferred Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Preferred Securities Guarantee and thereafter means each such Successor Preferred Guarantee Trustee.

          (q) "Responsible Officer" means, with respect to the Preferred Guarantee Trustee, any officer within the Corporate Trust Office of the Preferred Guarantee Trustee, including any vice-president, any assistant vice-president, any assistant secretary, the treasurer, any assistant treasurer or other officer of the Corporate Trust Officer of the Preferred Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.

          (r) "Senior Debt" has the same meaning as given to that term in the Indenture.

          (s) "Successor Preferred Guarantee Trustee" means a successor Preferred Guarantee Trustee possessing the qualifications to act as Preferred Guarantee Trustee under Section 4.1.

          (t) "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

          2.   TRUST INDENTURE ACT.

               2.1  TRUST INDENTURE ACT; APPLICATION.

          (a) This Preferred Securities Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Preferred Securities Guarantee and shall, to the extent applicable, be governed by such provisions; and

               (b) If and to the extent that any provision of this Preferred Securities Guarantee limits, qualifies or conflicts with the duties imposed by Section 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

               2.2  LISTS OF HOLDERS OF SECURITIES.

          (a) The Guarantor shall provide the Preferred Guarantee Trustee with a list, in such form as the Preferred Guarantee Trustee may reasonably require, of the names and addresses of the Holders of the Preferred Securities ("List of Holders") as of such date, (i) within 1 Business Day after January 1 and June 30 of each year, and (ii) at any other time within 30 days of receipt by the Guarantor of a written request for a List of Holders as of a date no more than 14 days before such List of Holders is given to the Preferred Guarantee Trustee provided, that the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Preferred Guarantee Trustee by the Guarantor. The Preferred Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

          (b) The Preferred Guarantee Trustee shall comply with its obligations under Sections 311(a), 311(b) and Section 312(b) of the Trust Indenture Act.

                    2.3 REPORTS BY THE PREFERRED GUARANTEE TRUSTEE. Within 60 days after May 15 of each year, the Preferred Guarantee Trustee shall provide to the Holders of the Preferred Securities such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Preferred Guarantee Trustee shall also comply with the requirements of
Section 313(d) of the Trust Indenture Act.

               2.4 PERIODIC REPORTS TO PREFERRED GUARANTEE TRUSTEE. The Guarantor shall provide to the Preferred Guarantee Trustee such documents, reports and information as required by Section 314 (if any) and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

               2.5 EVIDENCE OF COMPLIANCE WITH CONDITIONS PRECEDENT. The Guarantor shall provide to the Preferred Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Preferred Securities Guarantee that relate to any of the matters set forth in
Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers' Certificate.

               2.6 EVENTS OF DEFAULT; WAIVER. The Holders of a Majority in liquidation amount of the Preferred Securities may, by vote, on behalf of the Holders of all of the Preferred Securities, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Preferred Securities Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

               2.7  EVENT OF DEFAULT; NOTICE.

          (a) The Preferred Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders of the Preferred Securities, notices of all Events of Default actually known to a Responsible Officer of the Preferred Guarantee Trustee, unless such defaults have been cured before the giving of such notice; provided, that, except in the case of a default in the payment of any Guarantee Payment, the Preferred Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Preferred Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of the Preferred Securities.

          (b) The Preferred Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Preferred Guarantee Trustee shall have received written notice thereof, or of which a Responsible Officer of the Preferred Guarantee Trustee charged with the administration of the Trust Agreement shall have obtained actual knowledge.

            2.8 CONFLICTING INTERESTS. The Trust Agreement shall be deemed to be specifically described in this Preferred Securities Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

          3.   POWERS, DUTIES AND RIGHTS OF PREFERRED GUARANTEE
TRUSTEE.

               3.1  POWERS AND DUTIES OF THE PREFERRED GUARANTEE
TRUSTEE.

          (a) This Preferred Securities Guarantee shall be held by the Preferred Guarantee Trustee for the benefit of the Holders of the Preferred Securities, and the Preferred Guarantee Trustee shall not transfer this Preferred Securities Guarantee to any Person except a Holder of Preferred Securities exercising his or her rights pursuant to
     Section 5.4(b) or to a Successor Preferred Guarantee Trustee on acceptance by such Successor Preferred Guarantee Trustee of its appointment to act as Successor Preferred Guarantee Trustee. The right, title and interest of the Preferred Guarantee Trustee shall automatically vest in any Successor Preferred Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Preferred Guarantee Trustee.

          (b) If an Event of Default actually known to a Responsible Officer of the Preferred Guarantee Trustee has occurred and is continuing, the Preferred Guarantee Trustee shall enforce this Preferred Securities Guarantee for the benefit of the Holders of the Preferred Securities.

          (c) The Preferred Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Preferred Securities Guarantee, and no implied covenants shall be read into this Preferred Securities Guarantee against the Preferred Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to

     Section 2.6) and is actually known to a Responsible Officer of the Preferred Guarantee Trustee, the Preferred Guarantee Trustee shall exercise such of the rights and powers vested in it by this Preferred Securities Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

          (d) No provision of this Preferred Securities Guarantee shall be construed to relieve the Preferred Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

                (1)  prior to the occurrence of any Event of
           Default and after the curing or waiving of all such Events of Default that may have occurred:

                    (A) the duties and obligations of the Preferred Guarantee Trustee shall be determined solely by the express provisions of this Preferred Securities Guarantee, and the Preferred Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Preferred Securities Guarantee, and no implied covenants or obligations shall be read into this Preferred Securities Guarantee against the Preferred Guarantee Trustee; and

                    (B) in the absence of bad faith on the part of the Preferred Guarantee Trustee, the Preferred Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Preferred Guarantee Trustee and conforming to the requirements of this Preferred Securities Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Preferred Guarantee Trustee, the Preferred Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Preferred Securities Guarantee;

                (2) the Preferred Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Preferred Guarantee Trustee, unless it shall be proved that the Preferred Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

                    (3) the Preferred Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in liquidation amount of the Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee, or exercising any trust or power conferred upon the Preferred Guarantee Trustee under this Preferred Securities Guarantee; and

                    (4) no provision of this Preferred Securities Guarantee shall require the Preferred Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Preferred

               Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Preferred Securities Guarantee or indemnity, reasonably satisfactory to the Preferred Guarantee Trustee, against such risk or liability is not reasonably assured to it.


               3.2  CERTAIN RIGHTS OF PREFERRED GUARANTEE
TRUSTEE.

                         (a)  Subject to the provisions of Section 3.1:

                    (1) The Preferred Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

                    (2) Any direction or act of the Guarantor contemplated by this Preferred Securities Guarantee shall be sufficiently evidenced by a direction or an Officers' Certificate.

                    (3) Whenever, in the administration of this Preferred Securities Guarantee, the Preferred Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Preferred Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers' Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.

                    (4) The Preferred Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof).

                    (5) The Preferred Guarantee Trustee may consult with counsel, and the written advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Preferred Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Preferred Securities Guarantee from any court of competent jurisdiction.

                    (6) The Preferred Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Preferred Securities Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Preferred Guarantee Trustee such security and indemnity, reasonably satisfactory to the Preferred Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses and the expenses of the Preferred Guarantee Trustee's agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Preferred Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(6) shall be taken to relieve the Preferred Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Preferred Securities Guarantee.

                    (7) The Preferred Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, requests, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Preferred Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

                    (8) The Preferred Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Preferred Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

                    (9) Any action taken by the Preferred Guarantee Trustee or its agents hereunder shall bind the Holders of the Preferred Securities, and the signature of the Preferred Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Preferred Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Preferred Securities Guarantee, both of which shall be conclusively evidenced by the Preferred Guarantee Trustee's or its agent's taking such action.

                    (10) Whenever in the administration of this Preferred
               Securities Guarantee the Preferred Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Preferred Guarantee Trustee (i) may request instructions from the Holders of a Majority in liquidation amount of the Preferred Securities, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in conclusively relying on or acting in accordance with such instructions.

          (b) No provision of this Preferred Securities Guarantee shall be deemed to impose any duty or obligation on the Preferred Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Preferred Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Preferred Guarantee Trustee shall be construed to be a duty.

                    3.3 NOT RESPONSIBLE FOR RECITALS OR ISSUANCE OF GUARANTEE. The recitals contained in this Preferred Securities Guarantee shall be taken as the statements of the Guarantor, and the Preferred Guarantee Trustee does not assume any responsibility for their correctness. The Preferred Guarantee Trustee makes no representation as to the validity or sufficiency of this Preferred Securities Guarantee.

          4.   PREFERRED GUARANTEE TRUSTEE.

               4.1  PREFERRED GUARANTEE TRUSTEE; ELIGIBILITY.

          (a)  There shall at all times be a Preferred
               Guarantee Trustee which shall:

              (1)  not be an Affiliate of the Guarantor; and

              (2) be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a)(2), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

         (b) If at any time the Preferred Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Preferred Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

         (c) If the Preferred Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Preferred Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

                   4.2  APPOINTMENT, REMOVAL AND RESIGNATION OF
PREFERRED GUARANTEE TRUSTEE.

         (a) Subject to Section 4.2(b), the Preferred Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

         (b) The Preferred Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Preferred Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Preferred Guarantee Trustee and delivered to the Guarantor.

         (c) The Preferred Guarantee Trustee appointed to office shall hold office until a Successor Preferred Guarantee Trustee shall have been appointed or until its removal or resignation. The Preferred Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Preferred Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Preferred

    Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Preferred Guarantee Trustee and delivered to the Guarantor and the resigning Preferred Guarantee Trustee.

         (d) If no Successor Preferred Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Preferred Guarantee Trustee may petition any court of competent jurisdiction for appointment of a Successor Preferred Guarantee Trustee.

         (e) No Preferred Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Preferred Guarantee Trustee.

         (f) Upon termination of this Preferred Securities Guarantee or removal or resignation of the Preferred Guarantee Trustee pursuant to this Section 4.2, the Guarantor shall pay to the Preferred Guarantee Trustee all amounts accrued to the date of such termination, removal or resignation.

              5.   GUARANTEE.

              5.1 GUARANTEE. The Guarantor irrevocably and unconditionally agrees to pay in full, on a subordinated basis as set forth in Section 6, to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by NCBE Trust), as and when due, regardless of any defense, right of set-off or counterclaim that NCBE Trust may have or assert, except the defense of payment. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing NCBE Trust to pay such amounts to the Holders.

               5.2 WAIVER OF NOTICE AND DEMAND. The Guarantor hereby waives notice of acceptance of this Preferred Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against NCBE Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

               5.3 OBLIGATIONS NOT AFFECTED. The obligations, covenants, agreements and duties of the Guarantor under this Preferred Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by NCBE
     Trust of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by NCBE Trust;

          (b) the extension of time for the payment by NCBE Trust of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities
     (other than an
     extension of time for payment of Distributions that results from the extension of any interest payment period on the Debentures or any extension of the maturity date of the Debentures permitted by the Indenture);

          (c)   any failure, omission, delay or lack of
     diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of NCBE Trust granting indulgence or extension of any kind;

          (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, NCBE Trust or any of the assets of NCBE
     Trust;

          (e) any invalidity of, or defect or deficiency in, the Preferred Securities;

          (f)  the settlement or compromise of any
     obligation guaranteed hereby or hereby incurred; or

          (g)  any other circumstances whatsoever that
     might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

          There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

               5.4  RIGHTS OF HOLDERS.

          (a) The Holders of a Majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred
     Guarantee Trustee in respect of this Preferred
     Securities Guarantee or exercising any trust or power conferred upon the Preferred Guarantee Trustee under this Preferred Securities Guarantee.

          (b)  Any Holder of Preferred Securities may
     institute a legal proceeding directly against the Guarantor to enforce its rights under this Preferred
     Securities Guarantee, without first instituting a legal proceeding against NCBE Trust, the Preferred
     Guarantee Trustee or any other Person.

               5.5  GUARANTEE OF PAYMENT.  This Preferred
Securities Guarantee creates a guarantee of payment and not of collection. This Preferred Securities Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by NCBE Trust) or upon the distribution of the Debentures to the Holders as provided in the Trust Agreement.

               5.6  SUBROGATION. The Guarantor shall be
subrogated to all (if any) rights of the Holders of Preferred Securities against NCBE Trust in respect of any amounts paid to such Holders by the Guarantor under this Preferred Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Preferred Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Preferred Securities Guarantee or any payments are due to the Holder of the Preferred Securities under the Trust Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

               5.7  INDEPENDENT OBLIGATIONS. The Guarantor
acknowledges that its obligations hereunder are independent of the obligations of NCBE Trust with respect to the Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Preferred Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

          6.   LIMITATION OF TRANSACTIONS; SUBORDINATION.

               6.1 LIMITATION OF TRANSACTIONS. So long as any Preferred Securities remain outstanding, if there shall have occurred an Event of Default or an event of default under the Trust Agreement, then (a) the Guarantor shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, (b) the Guarantor shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Guarantor which rank pari passu with or junior to the Debentures or (c) the Guarantor shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee); provided, however, the Guarantor may declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid.

               6.2  RANKING.  This Preferred Securities
Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all Senior Debt and Additional Senior Obligations of the Guarantor, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any Affiliate of the Guarantor, and (iii) senior to the Guarantor's common stock.

          7.   TERMINATION.

               7.1  TERMINATION.  This Preferred Securities
Guarantee shall terminate upon (i) full payment of the Redemption Price of all Preferred Securities, (ii) upon full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of NCBE Trust or (iii) upon distribution of the Debentures to the holders of the Preferred Securities. Notwithstanding the foregoing, this

Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or under this Preferred Securities Guarantee.

          8.   INDEMNIFICATION.

               8.1  EXCULPATION.

          (a)  No Indemnified Person shall be liable,
     responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified
     Person in good faith in accordance with this Preferred
     Securities Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Preferred Securities
     Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's negligence or willful misconduct with respect to such acts or omissions.

          (b)  An Indemnified Person shall be fully
     protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders of Preferred Securities might properly be paid.

               8.2 INDEMNIFICATION. The Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this Section 8.2 shall survive the termination of this Preferred Securities Guarantee.

          9.   MISCELLANEOUS.

               9.1 SUCCESSORS AND ASSIGNS. All guarantees and agreements contained in this Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding.

               9.2  AMENDMENTS.  Except with respect to any
changes that do not materially adversely affect the rights of Holders (in which case no consent of the Holders will be required), this Preferred

Securities Guarantee may only be amended with the prior approval of the Holders of at least a Majority in liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all the outstanding Preferred Securities. The provisions of Section 6 of the Trust Agreement with respect to meetings of Holders of the Preferred Securities shall apply to the giving of such approval.

               9.3 NOTICES. All notices provided for in this Preferred Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

          (a) If given to the Preferred Guarantee Trustee, at the Preferred Guarantee Trustee's mailing address set forth below (or such other address as the Preferred Guarantee Trustee may give notice of to the Holders of the Preferred Securities):

               Rodney Square North
               1100 North Market Street
               Wilmington, Delaware 19890-0001
               Attn:  Corporate Trust Administration

          (b)  If given to the Guarantor, at the
     Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Preferred Securities):

               National City Bancshares, Inc.
               227 Main Street
               P.O. Box 868
               Evansville, Indiana  47705-0868
               Attn:  Chief Executive Officer

          (c)  If given to any Holder of Preferred
     Securities, at the address set forth on the books and records of NCBE Trust.

          All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

               9.4  BENEFIT.  This Preferred Securities
Guarantee is solely for the benefit of the Holders of the Preferred Securities and, subject to Section 3.1(a), is not separately transferable from the Preferred Securities.

               9.5  GOVERNING LAW.  This Preferred Securities
Guarantee shall be governed by, and construed and interpreted in accordance with, the laws of the State of Indiana (without regard for conflicts of laws principles).

          In Witness Whereof, the parties have entered into this Agreement as of the date first written above.


                              National City Bancshares, Inc.,
                              as Guarantor


                              By:_______________________________________

                              Title:______________________________________


                              Wilmington Trust Company,
                              not in its individual capacity,
                              but solely as Preferred Guarantee
                              Trustee


                              By:_______________________________________
                              Title:______________________________________